EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. No. 33-35386) of Chattem, Inc. of our report dated June 24, 2008, relating to the financial statements of the Chattem, Inc. Savings and Investment Plan, which appear in this Form 11-K.

/s/ Lattimore, Black, Morgan & Cain, P.C.

Brentwood, Tennessee
June 24, 2008